 Filed pursuant to Rule 424(b)(4)
Registration No. 333-239705 and 333-249582

PROSPECTUS

ASTROTECH CORPORATION

$18,000,000

consisting of 7,826,086 Shares of Common Stock

And Placement Agent Warrants to Purchase up to 469,565 Shares of Common Stock

We are offering in a best-efforts offering 7,826,086 shares of our common stock, par value $0.001 per share, at a purchase price of $2.30 per share of common stock.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. The offering of the securities will terminate on the first date that we enter into securities purchase agreements to sell the securities offered hereby.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ASTC”. On October 20, 2020, the closing price as reported on The Nasdaq Capital Market was $1.66 per share. There is no established public trading market for placement agent’s warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the warrants will be limited. In addition, we do not intend to list the placement agent’s warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering price	$2.300	$18,000,000
Placement agent fees (1)	$0.161	$1,260,000
Proceeds to us, before expenses (2)	$2.139	$16,740,000

1.

We have agreed to reimburse H.C. Wainwright & Co., LLC (the “Placement Agent”) for certain of its offering-related expenses, including a management fee of 0.6% of the gross proceeds. In addition, we have agreed to issue to the Placement Agent warrants to purchase up to a number of shares of our common stock equal to 6.0% of the number of shares of common stock being offered at an exercise price equal to 125% of the public offering price of the shares common stock. See “Plan of Distribution” for additional information and a description of the compensation payable to the Placement Agent.

2.	We estimate the total expenses of this offering payable by us, excluding the placement agent fee, will be approximately $194,700.

We anticipate that delivery of the securities against payment will be made on or about October 23, 2020.

H.C. WAINWRIGHT & CO.

Prospectus dated October 21, 2020

We and the placement agent have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the U.S. Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus and the documents incorporated by reference in this prospectus contain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented or incorporated by reference in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information contained in or incorporated by reference in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 8 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to Astrotech Corporation, a Delaware corporation, and its consolidated subsidiaries unless the context requires otherwise.

Company Overview

Astrotech Corporation, organized in 1984 as a Washington corporation, is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. In 2017, we reincorporated as a Delaware corporation.

Our Business Units

Astrotech Technology, Inc.

Astrotech Technology, Inc. (“ATI”) owns and licenses the Astrotech Mass Spectrometer Technology™ (the “AMS Technology™”), the platform mass spectrometry technology originally developed by 1st Detect Corporation (“1st Detect”).  The intellectual property includes 37 granted patents and five additional patents in process.  With a number of diverse market opportunities for the core technology, ATI licenses the intellectual property for different fields of use. ATI currently licenses the intellectual property to 1st Detect for use in the security and detection market, to AgLAB Inc. (“AgLAB”) for use in the agriculture market, and to BreathTech Corporation (“BreathTech”) for use in breath analysis.

1st Detect Corporation

1st Detect, a licensee of ATI, has developed the TRACER 1000™, the world’s first mass spectrometer (“MS”) based explosives trace detector (“ETD”) certified by the European Civil Aviation Conference (“ECAC”), designed to replace the explosives trace detectors used at airports, secured facilities, and borders worldwide.

AgLAB Inc.

AgLAB, a licensee of ATI, is developing the AgLAB-1000™ series of mass spectrometers for use in the agriculture market. These systems are being designed for applications in the hemp and cannabis markets to maximize processing efficiencies and to detect trace levels of solvents and pesticides.

BreathTech Corporation

BreathTech, a licensee of ATI, is developing the BreathTest-1000™, a breath analysis tool to screen for volatile organic compound (“VOC”) metabolites found in a person’s breath that could indicate they may have an infection, including Coronavirus Lung Disease 2019 (“COVID-19”) or pneumonia.

Our principal executive offices are located at 2028 E. Ben White Blvd. #240-9530, Austin, TX 78741, and our telephone number is 512-485-9530.

Our common stock trades on The Nasdaq Capital Market under the symbol “ASTC”.

Available Information

Our principal Internet address is www.astrotechcorp.com.  We make available free of charge on www.astrotechcorp.com our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Recent Developments

As previously noted in our Form 10-K for the fiscal year ended June 30, 2020, we were not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because our stockholders’ equity was below the required minimum of $2.5 million at June 30, 2020. On September 11, 2020, we received a notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that we were not in compliance with the required stockholder’s equity of $2.5 million.

The Notice has no immediate effect on our listing on The Nasdaq Capital Market. The Company originally had until October 26, 2020 to submit a plan to regain compliance with the minimum stockholders’ equity requirement; however, Nasdaq granted an extension of the deadline to submit a plan until November 2, 2020. If our plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance (the “Compliance Period”).

We are presently evaluating various courses of action to regain compliance and intend to timely submit a plan to Nasdaq to regain compliance with the Nasdaq minimum stockholders’ equity requirement. However, there can be no assurance that our plan will be accepted or that if it is, we will be able to regain compliance by the end of the Compliance Period. If our plan to regain compliance is not accepted, or if it is and we do not regain compliance during the Compliance Period, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that our common stock will become subject to delisting. In such event, Nasdaq rules would permit us to appeal the decision to reject our proposed plan to regain compliance or any delisting determination to a Nasdaq Hearings Panel.

THE OFFERING

Common stock outstanding prior to this offering	7,843,770 shares.

Common stock offered	7,826,086 shares.

Common stock to be outstanding after this offering	15,669,856 shares, assuming no exercise of the warrants issued to the placement agent (the “Placement Agent Warrants”).

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $16.3 million. This is based on a public offering price of $2.30 per share, after deducting the estimated placement agent fees and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for continuing operating expenses and working capital.

Risk factors

See “Risk Factors” beginning on page 8 of this prospectus, as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Nasdaq Capital Markets symbol	Our common stock is listed on The Nasdaq Capital Markets under the symbol “ASTC”.

The number of shares of our common stock to be outstanding after this offering as shown above is based on 7,843,770 shares outstanding as of September 30, 2020, and excludes as of that date:

•	265,035 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.33 per share;
•	85,913 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.14 per share;
•	280,898 shares of common stock issuable upon the conversion of our Series D Preferred Stock; and
•	2,129,775 shares of our common stock to be reserved for potential future issuance pursuant to the Astrotech Corporation 2011 Stock Incentive Plan (the “Plan”).

Except as otherwise indicated herein, all information in this prospectus assumes no exercise of options issued under our Plan or of warrants described above, including the Placement Agent Warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed within this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

We have incurred significant losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of June 30, 2020, we had an accumulated deficit of approximately $199.8 million and a reported net loss of $8.3 million for the fiscal year 2020. We are unable to predict the extent of any future losses or when we will become profitable, if at all. If we are unable to achieve and then maintain profitability, the market value of our common stock will likely experience significant decline.

We could face risks related to the potential outcomes of SEC inquiries, including potential regulatory action or private litigation, potential penalties, damages or other remedies that could be imposed on us, substantial legal costs and expenses, significant management distraction, and potential reputational damage that we could suffer as a result of adverse findings resulting from any SEC inquiry.

Since April 2020, the staff of the Fort Worth Regional Office of the U.S. Securities and Exchange Commission (the “SEC”) has been conducting an investigation relating to certain press releases issued by us in March 2020 regarding the BreathTest-1000™ lung disease screening device that we are currently developing.  The SEC has advised us that this informal, non-public, fact-finding inquiry should not be construed as an indication that we or anyone else has violated the law or that the SEC has any negative opinion of any person, entity or security.  In connection with this inquiry, the SEC staff has requested that we voluntarily provide certain information and documents relating to the development of BreathTest-1000, the common stock offerings completed by us in March 2020, and certain related matters. We have been cooperating with the SEC staff regarding this inquiry and have provided information and documents in response to the SEC staff’s request.

On October 20, 2020, the Company received a letter from the staff of the Fort Worth Regional Office of the SEC informing the Company that the SEC staff had concluded this inquiry. The letter advised the Company that the SEC staff does not intend to recommend an enforcement action against the Company.

Our business units are in development stage. They have earned limited revenues and it is uncertain whether they will earn any revenues in the future or whether any of them will ultimately be profitable.

Our business units are in an early stage with a limited operating history. Their future operations are subject to all of the risks inherent in the establishment of a new business including, but not limited to, risks related to capital requirements, failure to establish business relationships, and competitive disadvantages against larger and more established companies. These business units will require substantial amounts of funding to continue to commercialize their products. If such funding comes in the form of equity financing, such equity financing may involve substantial dilution to existing shareholders. Even with funding, our products may fail to be effective or attractive to the market or lack the necessary financial or other resources or relationships to be successful.

These business units can be expected to experience continued operating losses until they can generate sufficient revenues to cover their operating costs. Furthermore, these business units may not be able to develop, manufacture, or market additional products in the future, that future revenues will be significant, that any sales will be profitable, or that the business units will have sufficient funds available to complete their commercialization efforts.

Any products and technologies developed and manufactured by our business units may require regulatory approvals prior to being made, marketed, sold, and used. Regulatory approval of any products may not be obtained. In particular, FDA approval will be required to market the BreathTest-1000 in the United States. Obtaining FDA approval is a complex and lengthy process, and FDA approval for the BreathTest-1000 may not be granted on a timely basis or at all.

The commercial success of any of our business units will depend, in part, on obtaining patent and other intellectual property protection for the technologies contained in any products it developed. In addition, our business units may need to license intellectual property to commercialize future products or avoid infringement of the intellectual property rights of others. Licenses may not be available on acceptable terms and conditions, if at all. Our business units may suffer if any licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid, or if our respective business unit is unable to enter into necessary licenses on acceptable terms. If such business unit, or any third-party, from whom it licenses intellectual property, fails to obtain adequate patent or other intellectual property protection for intellectual property covering its products, or if any protection is reduced or eliminated, others could use the intellectual property covering the products, resulting in harm to the competitive business position of this business unit. In addition, patent and other intellectual property protection may not provide our business units with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that this business unit owns or has rights to. Such competition could adversely affect the prices for any products or the market share of any of our business units and could have a material adverse effect on its results of operations and financial condition.

Our cash and cash equivalents may not be sufficient to fund our operating expenses, capital equipment requirements, and other expected liquidity requirements.

Our future capital requirements will depend on a number of factors, including our success in developing and expanding markets for our products, payments under possible future strategic arrangements, continued progress of our research and development of potential products, the need to acquire licenses to new technology, costs associated with increasing our manufacturing and development facilities, costs associated with strategic acquisitions including integration costs and assumed liabilities, litigation expense, the status of competitive products, and potential cost associated with both protecting and defending our intellectual property. Additionally, actions taken as a result of the ongoing internal evaluation of our business could result in expenditures that are not currently contemplated. Factors that could affect our capital requirements, in addition to those listed above include continued collections of accounts receivable consistent with our historical experience and our ability to manage product development efforts.

We may not be able to successfully develop the BreathTest-1000™ or any other new products or services.

Our business strategy outlines the use of the decades of experience we have accumulated to expand the services and products we offer to both U.S. government agencies and commercial industries. These services and products are in the development stage and involve new and untested technologies and business models. These technologies and business models may not be successful, which could result in the loss of any investment we make in developing them, including the development of the BreathTest-1000.

Furthermore, we are subject to risks including, but not limited to, the following with respect to the development of the BreathTest-1000:

•

the governmental approval process could be lengthy, time consuming and is inherently unpredictable, and we cannot guarantee that the required approvals for our products, including FDA approvals, will be granted on a timely basis or at all or that we will ever have a marketable product;

•	customers must be persuaded that using our products are effective alternatives to other existing detection methods available for COVID-19 in order for our products to be commercially successful;
•

if we fail to comply with healthcare regulations, we could face substantial enforcement actions, including civil and criminal penalties and our business, operations and financial condition could be adversely affected.

Product development involves a high degree of risk and uncertainty, and our potential products may not be successfully developed, achieve their intended benefits, receive full market authorization, or be commercially successful. Moreover, as the COVID-19 pandemic persists and further information continues to develop, we are learning of increased risks and uncertainties in developing and commercializing new products and services in these unprecedented and evolving circumstances.

We face various risks related to health epidemics, pandemics and similar outbreaks, which may have material adverse effects on our business, financial position, results of operations, and/or cash flows.

We face various risks related to health epidemics, pandemics and similar outbreaks, including the global outbreak of COVID-19. The COVID-19 pandemic has significantly reduced airline passenger traffic, which reduces demand for certain of our security screening products and services. To slow and limit the transmission of COVID-19, governments across the world have imposed significant air travel restrictions and businesses and individuals have canceled air travel plans. These restrictions and cancelations have reduced demand for security screening products and related services at airport checkpoints globally as the number of airline passengers requiring screening has fallen. The pandemic has also hampered our ability to meet with our customers and prospective customers. The continued spread of COVID-19 has also led to recent disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital. If significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures or other restrictions in connection with the COVID-19 pandemic, our operations will likely be impacted. We may be unable to perform fully on our contracts and our costs may increase as a result of the COVID-19 outbreak. These costs may not be recoverable or adequately covered by insurance.

It is possible that the continued spread of COVID-19 could also further cause disruption in our supply chain; cause delay, or limit the ability of customers to perform, including in making timely payments to us; cause delay in regulatory certification testing of our instruments; and cause other unpredictable events. If any of our supply chain phases were interrupted or terminated, we could experience delays in our product development including the availability of products for clinical testing. The occurrence of one or more of these items could have a material adverse effect on our business, liquidity, financial condition, and/or results of operations. The effects of the COVID-19 pandemic may negatively impact productivity, disrupt our business and delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition.

In addition, any future clinical trials may be affected by the COVID-19 pandemic. Clinical site initiation and patient enrollment may be delayed due to prioritization of hospital resources toward the COVID-19 pandemic.  Also, some patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services. Similarly, our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 and adversely impact our clinical trial operations.

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market LLC, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

As previously noted in our Form 10-K for the fiscal year ended June 30, 2020, we were not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because our stockholders’ equity was below the required minimum of $2.5 million at June 30, 2020. On September 11, 2020, we received a notice from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that we were not in compliance with the required stockholder’s equity of $2.5 million.

The Notice has no immediate effect on our listing on The Nasdaq Capital Market. The Company originally had until October 26, 2020 to submit a plan to regain compliance with the minimum stockholders’ equity requirement; however, Nasdaq granted an extension of the deadline to submit a plan until November 2, 2020. If our plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice to evidence compliance (the “Compliance Period”).

We are presently evaluating various courses of action to regain compliance and intend to timely submit a plan to Nasdaq to regain compliance with the Nasdaq minimum stockholders’ equity requirement. However, there can be no assurance that our plan will be accepted or that if it is, we will be able to regain compliance by the end of the Compliance Period. If our plan to regain compliance is not accepted, or if it is and we do not regain compliance during the Compliance Period, or if we fail to satisfy another Nasdaq requirement for continued listing, Nasdaq could provide notice that our common stock will become subject to delisting. In such event, Nasdaq rules would permit us to appeal the decision to reject our proposed plan to regain compliance or any delisting determination to a Nasdaq Hearings Panel.

We cannot be certain that additional financing will be available on reasonable terms when needed, or at all, which could seriously harm our business.

We have incurred net losses and negative cash flow from operations in recent prior periods, and we may not achieve or maintain profitability in the future. Our cash on hand at June 30, 2020 is expected to fund our operations into the second quarter of fiscal 2021. As a result, we may need additional financing to execute our business plan. We may pursue additional funding through various financing sources, including additional public offerings, the issuance of debt securities, fees associated with licensing some or all of our technology, joint ventures with capital partners and project type financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. Therefore, we may need to raise additional funds and we cannot assure investors that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our common stock, and our existing stockholders may experience dilution.  If financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose some or all of your investment.

There is substantial doubt about our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future. The report of our independent registered public accounting firm also includes an explanatory paragraph about our ability to continue as a going concern.

As of June 30, 2020, we had working capital of $0.3 million. For the fiscal year 2020, we reported a net loss of $8.3 million and net cash used in operating activities of $6.9 million. For the fiscal year 2019, we reported a net loss of $7.5 million and net cash used in operating activities of $8.5 million. This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock or obtaining alternate financing.

On April 14, 2020, we entered into a $542 thousand Paycheck Protection Program Promissory Note and Agreement (the “PPP Promissory Note”) with a commercial bank under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) The PPP Promissory Note bears interest at a rate of 1.0% per annum. Payments are due monthly beginning November 10, 2020. The remaining principal amount of the PPP Promissory Note along with any unpaid interest is due on April 1, 2022. The principal and interest may be forgiven if the proceeds are used for forgivable purposes as defined by the terms in the PPP Promissory Note, and we have used the proceeds from the PPP Promissory Note for forgivable purposes as defined by the terms of the PPP Promissory Note. We have applied for forgiveness under the provisions of the CARES Act and escrowed the repayment with the lender. Forgiveness is subject to the sole approval of the Small Business Administration and it may deny our application for forgiveness in whole or in part.

We remain resolute in identifying the optimal solution to our liquidity issue. We are currently evaluating several potential sources of additional liquidity. These include, but are not limited to, selling the Company or a portion thereof, debt financing, equity financing, merging, or engaging in a strategic partnership. We are currently evaluating potential offerings of any combination of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. However, additional funding may not be available when needed or on terms acceptable to us. If we are unable to generate funding within a reasonable timeframe, we may have to delay, reduce or terminate our research and development programs, limit strategic opportunities, or curtail our business activities. Astrotech’s consolidated financial statements as of June 30, 2020 do not include any adjustments that might result from the outcome of this uncertainty.

Our success depends significantly on the establishment and maintenance of successful relationships with our customers.

Our customer base is limited; therefore, we continue to work on diversifying our customer base, while going to great lengths to satisfy the needs of our current customer base. Due to the limited number of customers, if any of our customers terminate their relationship with us, it could materially harm our business and results of operations.

Third parties may claim we are infringing their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from selling products.

As we introduce any new and potentially promising product or service, or improve existing products or services with new features or components, companies possessing competing technologies, or other companies owning patents or other intellectual property rights, may be motivated to assert infringement claims in order to generate royalty revenues, delay or diminish potential sales, and challenge our right to market such products or services. Even if successful in defending against such claims, patent and other intellectual property related litigation is costly and time consuming. In addition, we may find it necessary to initiate litigation in order to protect our patent or other intellectual property rights, and even if the claims are well-founded and ultimately successful, such litigation is typically costly and time-consuming and may expose us to counterclaims, including claims for intellectual property infringement, antitrust, or other such claims. Third parties could also obtain patents or other intellectual property rights that may require us to either redesign products or, if possible, negotiate licenses from such third parties. Adverse determinations in any such litigation could result in significant liabilities to third parties or injunctions, or could require us to seek licenses from third parties, and if such licenses are not available on commercially reasonable terms, prevent us from manufacturing, importing, distributing, selling, or using certain products, any one of which could have a material adverse effect on us. In addition, some licenses may be non-exclusive, which could provide our competitors access to the same technologies. Under any of these circumstances, we may incur significant expenses.

Our ongoing success is dependent upon the continued availability of certain key employees.

We are dependent in our operations on the continued availability of the services of our employees, many of whom are individually key to our current and future success, and the availability of new employees to implement our growth plans. The market for skilled employees is highly competitive, especially for employees in technical fields. While our compensation programs are intended to attract and retain the employees required for us to be successful, ultimately, we may not be able to retain the services of all of our key employees or a sufficient number to execute on our plans. In addition, we may not be able to continue to attract new employees as required.

Our operating results may be adversely affected by increased competition.

We generally sell our products in industries that have increased competition through frequent new product and service introductions, rapid technological changes, and changing industry standards. Without the timely introduction of new products, services, and enhancements, our products and services will become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new products and services will depend on several factors, including our ability to:

•	properly identify customer needs and predict future needs;
•	innovate and develop new technologies, services, and applications;
•	successfully commercialize new technologies in a timely manner;
•	manufacture and deliver our products in sufficient volumes and on time;
•	differentiate our offering from our competitors’ offerings;
•	price our products competitively;
•	anticipate our competitors’ development of new products, services, or technological innovations; and
•	control product quantity in our manufacturing process.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We are exposed to liabilities that are unique to the products and services we provide. We maintain insurance for certain risks, and we believe our insurance coverage is consistent with general practices within our industry. However, the amount of our insurance coverage may not cover all claims or liabilities and we may be forced to bear substantial costs.

Increased cybersecurity requirements, vulnerabilities, threats, and more sophisticated and targeted computer crime could pose a risk to our systems, networks, products, services, and data.

Increased global cybersecurity vulnerabilities, threats, and more sophisticated and targeted cyber-related attacks pose a risk to the security of our and our customers’, suppliers’, and third-party service providers’ products, systems, and networks and the confidentiality, availability, and integrity of our and our customers’ data. Although we have implemented policies, procedures, and controls to protect against, detect, and mitigate these threats, we remain potentially vulnerable to additional known or unknown threats. We also have access to sensitive, confidential, or personal data or information that is subject to privacy and security laws, regulations, and customer-imposed controls. Despite our efforts to protect sensitive, confidential, or personal data or information, we may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors, employee errors, and/or malfeasance that could potentially lead to the compromising of sensitive, confidential, or personal data or information, improper use of our systems or networks, unauthorized access, use, disclosure, modification, or destruction of information, defective products, production downtimes, and operational disruptions. In addition, a cyber-related attack could result in other negative consequences, including damage to our reputation or competitiveness and remediation or increased protection costs, and could subject us to fines, damages, litigation, and enforcement actions.

Our facilities located in Houston are susceptible to damage caused by hurricanes or other natural disasters.

Our 1st Detect facilities in Houston are susceptible to damage caused by hurricanes or other natural disasters. Although we insure our properties and maintain business interruption insurance, there can be no guarantee that the coverage would be sufficient or a claim will be fulfilled. A natural disaster could result in a temporary or permanent closure of our business operations, thus impacting our future financial performance.

If we are unable to anticipate technological advances and customer requirements in the commercial and governmental markets, our business and financial condition may be adversely affected.

Our business strategy employs our personnel’s decades of experience to expand the services and products we offer to our customers. We believe that our growth and future financial performance depend upon our ability to anticipate technological advances and customer requirements. We may not be able to achieve the necessary technological advances for us to remain competitive. Our failure to anticipate or respond adequately to changes in technological and market requirements, or delays in additional product development or introduction, could have a material adverse effect on our business and financial performance. Additionally, the cost of capital to fund these businesses will likely require dilution of shareholders.

Significant safety concerns could arise for our BreathTest-1000™ product, which could have a material adverse effect on our future revenues and financial condition.

If the development of the BreathTest-1000 is successfully completed, FDA approval will need to be obtained to market the BreathTest-1000 in the United States. Health care products typically receive regulatory approval based on data obtained in controlled clinical trials of limited duration. Following regulatory approval, these products will be used over longer periods of time in many patients. Investigators may also conduct additional, and perhaps more extensive, studies. If new safety issues are reported, we may be required to amend the conditions of use. For example, we may be required to provide additional warnings on the BreathTest-1000 label or narrow its approved intended use, either of which could reduce the product’s market acceptance. If serious safety issues arise with the BreathTest-1000 product, sales of the product could be halted by us or by regulatory authorities. Safety issues affecting suppliers’ or competitors’ products also may reduce the market acceptance of our products.

We incur substantial upfront, non-reimbursable costs in preparing proposals to bid on contracts or to receive research and development grants that we may not be awarded.

Preparing a proposal to bid on a contract or to receive a research and development grant is labor-intensive and results in the incurrence of substantial costs that are generally not retrievable. Additionally, although we may be awarded a contract or grant, work performance does not commence for several months following completion of the bidding process. If funding problems by the party awarding the contract or grant or other matters further delay our commencement of work, these delays may lower the value of the contract or grant, or possibly render it unprofitable.

A failure of a key information technology system, process, or site could have a material adverse impact on our ability to conduct business.

We rely extensively on information technology systems to interact with our employees and our customers. These interactions include, but are not limited to, ordering and managing materials from suppliers, converting materials to finished products, shipping product to customers, processing transactions, summarizing and reporting results of operations, transmitting data used by our service personnel and by and among our personnel and facilities, complying with regulatory, legal, and tax requirements, and other processes necessary to manage our business. If our systems are damaged or cease to function properly due to any number of causes, ranging from the failures of third-party service providers, to catastrophic events, to power outages, to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may suffer interruptions in our ability to manage operations which may adversely impact our results of operations and/or financial condition.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

If our shareholders sell, or the market perceives that our shareholders intend to sell for various reasons, substantial amounts of our common stock in the public market may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We are a smaller reporting company and, as a result of the reduced disclosure and governance requirements applicable to such companies, our common stock may be less attractive to investors.

We are a smaller reporting company, (i.e. a company with less than $250 million of public float) and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. We have elected to adopt these reduced disclosure requirements. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We are required to evaluate the effectiveness of our internal control over financial reporting on an annual basis and publicly disclose any material weaknesses in our controls. Any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and significant expense to remediate, and ultimately could have an adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess the effectiveness of our internal control over financial reporting and to disclose if such controls were unable to provide assurance that a material error would be prevented or detected in a timely manner. We have an ongoing program to review the design of our internal controls framework in keeping with changes in business needs, implement necessary changes to our controls design, and test the system and process controls necessary to comply with these requirements. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our Company will have been detected.

If we or our independent registered public accounting firm identifies material weaknesses in our internal controls, the disclosure of that fact, even if quickly remedied, may cause investors to lose confidence in our financial statements and our stock price may decline. Remediation of a material weakness could require us to incur significant expenses and, if we fail to remedy any material weakness, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, our stock price may decline, and we may be subject to sanctions or investigation by regulatory authorities, including the SEC or Nasdaq. We may also be required to restate our financial statements from prior periods. Execution of restatements create a significant strain on our internal resources and could cause delays in our filing of quarterly or annual financial results, increase our costs, and cause management distraction. Restatements may also significantly affect our stock price in an adverse manner.

We can sell additional shares of common stock without consulting shareholders and without offering shares to existing shareholders, which would result in dilution of shareholders’ interests in the Company and could depress our stock price.

Our Certificate of Incorporation authorizes 50,000,000 shares of common stock, of which 7,843,770 were outstanding as of September 30, 2020, and our Board is authorized to issue additional shares of our common stock. In addition, our Certificate of Incorporation authorizes 2,500,000 shares of “blank check preferred stock.” Shares of “blank check preferred stock” may be issued in such series and with such rights, privileges, and limitations as the Board may, in its sole discretion, determine. Our Board has designated 300,000 shares as Series A Junior Preferred Stock, none of which are outstanding. The Board has also designated Series C and Series D Preferred Stock, of which no shares and 280,898 shares are outstanding, respectively, as of September 30, 2020.

Although our Board intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing shareholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our capital stock would cause immediate, and potentially substantial, dilution to our existing shareholders, which could also have a material effect on the market value of the shares. Furthermore, our Board may authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to the redemption of the shares, together with a premium, prior to the redemption of the common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than the common stock or that is convertible into our common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing shareholders.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for many disputes between us and our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors or officers.

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware is the sole and exclusive forum for claims brought by a stockholder, including claims in the right of the corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law (the “DGCL”) confers jurisdiction upon the Court of Chancery of the State of Delaware. The provision indicates that if the Court of Chancery does not have jurisdiction, then the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware, shall be the exclusive forum for such action.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court were to find our choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Our products and operations are subject to extensive governmental regulation, and failure to comply with applicable requirements could cause our business to suffer.

The medical technology industry is regulated extensively by governmental authorities, principally the FDA, and state regulatory agencies with oversight of various aspects of drug and device distribution, sale, and use. The regulations are very complex, have become more stringent over time, and are subject to rapid change and varying interpretations. Regulatory restrictions or changes could limit our ability to carry on or expand our operations or result in higher than anticipated costs or lower than anticipated sales. The FDA and other federal and state governmental agencies regulate numerous elements of our business, including:

•	product design and development;
•	pre‑clinical and clinical testing and trials;
•	product safety;
•	establishment registration and product listing;
•	labeling and storage;
•	marketing, manufacturing, sales and distribution;
•	pre‑market clearance or approval;
•	servicing and post‑marketing surveillance, including reporting of deaths or serious injuries and malfunctions that, if they recurred, could lead to death or serious injury;
•	advertising and promotion;
•	post‑market approval studies;
•	product import and export; and

•	recalls and field‑safety corrective actions.

Before we can market or sell a new regulated product or a significant modification to an existing product in the United States, we must obtain either clearance under Section 510(k) of the FDCA, grant of a de novo classification request, or approval of a pre‑market approval, or PMA, application from the FDA, unless an exemption from pre‑market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a legally marketed “predicate” device (in most cases Class II devices, with a few exceptions), with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Class III devices approved under the PMA process cannot serve as predicates. Clinical data are sometimes required to support substantial equivalence. In the de novo process, the FDA must determine that general and special controls are sufficient to provide reasonable assurance of the safety and effectiveness of a device, which is low to moderate risk and has no predicate (in other words, the applicant must justify the “down-classification” to Class I or II for a new product type that would otherwise automatically be placed into Class III, but is lower risk). The PMA process requires an applicant to demonstrate the safety and effectiveness of the device based on extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life‑sustaining, life‑supporting or implantable devices. Products that are approved through a PMA application generally need FDA approval before they can be modified. Similarly, some modifications made to products cleared through a 510(k) may require a new 510(k). The 510(k), de novo, and PMA processes can be expensive and lengthy and require the payment of significant fees, unless an exemption applies. The FDA’s 510(k) clearance process usually takes from 3 to 12 months, but may take longer. The FDA’s stated goal is to review de novo classification requests within 150 days, 50% of the time, but in reality the process for many applicants generally takes even longer, up to a year or more. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or longer, from the time the application is submitted to the FDA until an approval is obtained. The process of obtaining regulatory clearances, approvals, and emergency use authorization to market a medical device can be costly and time‑consuming, and we may not be able to obtain these clearances, approvals, or authorizations on a timely basis, or at all for our proposed products.

If the FDA requires us to go through a lengthier, more rigorous examination for marketing authorization of the BreathTest-1000 or future modifications to the BreathTest-1000 than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline or to not increase in line with our forecasts. In addition, the FDA may determine that future products will require the more costly, lengthy and uncertain PMA process. Although we do not market any devices under PMA, the FDA may demand that we obtain a PMA prior to marketing certain of our future products. Further, even with respect to those future products where a PMA is not required, we cannot assure you that we will be able to obtain the 510(k) clearances with respect to those products.

The FDA can delay, limit or deny clearance, approval, or authorization of a device for many reasons, including:

•	we may not be able to demonstrate that our products are safe and effective for their intended users;
•	the data from our clinical trials may be insufficient to support clearance, approval, or authorization; and
•	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development. Any delay in, or failure to obtain or maintain, clearance or approval for our products under development could prevent us from generating revenue from these products and adversely affect our business operations and financial results. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could dissuade some customers from using our products and adversely affect our reputation and the perceived safety and efficacy of our product. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement actions such as fines, civil penalties, injunctions, warning letters, recalls of products, delays in the introduction of products into the market, refusal of the FDA or other regulators to grant future clearances or approvals, and the suspension or withdrawal of existing clearances or approvals by the FDA or other regulators. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and negatively impact our reputation, business, financial condition and operating results. Furthermore, any operations or product applications outside of the United States will subject us to various additional regulatory and legal requirements under the applicable laws and regulations of the international markets we enter. These additional regulatory requirements may involve significant costs and expenditures and, if we are not able to comply with any such requirements, our international expansion and business could be significantly harmed.

Failure to obtain clearance or authorization for the BreathTest-1000, or other delays in the development of the BreathTest-1000, would adversely affect our ability to grow our business.

Commercialization of the BreathTest-1000 may require an Emergency Use Authorization (EUA), FDA clearance of a 510(k) premarket notification submission, or authorization of a de novo submission. The process for submitting and obtaining FDA clearance of a 510(k), authorization of a de novo submission, or EUA can be expensive and lengthy. The FDA’s review process can take several months or longer, and we may not be able to obtain FDA clearance, de novo authorization, or Emergency use Authorization for the BreathTest-1000 on a timely basis, if at all. The FDA’s refusal of, or any significant delays in receiving 510(k) clearance, de novo authorization, or Emergency use Authorization of the BreathTest-1000, would have an adverse effect on our ability to expand our business.  Thus far, we have not performed any clinical testing of the BreathTest-1000, which will likely be required before the device can be marketed.  Even if a clinical trial is completed, there can be no assurance that the data generated during a clinical trial will meet the safety and effectiveness endpoints or otherwise produce results that will lead the FDA to grant marketing clearance, approval, or authorization.  In addition, any other delays in the development of the BreathTest-1000, for example, unforeseen issues during product validation, would have an adverse effect on our ability to commercialize the BreathTest-1000.

FDA’s policy with respect to Emergency Use Authorizations is evolving and may limit the ability for medical products, including the BreathTest-1000, to be eligible for commercialization under an Emergency Use Authorization.

We intend to submit an application with the FDA for Emergency Use Authorization (EUA) for the BreathTest-1000. The FDA has the authority to grant an Emergency Use Authorization to allow unapproved medical products to be used in an emergency to diagnose, treat or prevent serious or life-threatening diseases or conditions when there are no adequate, approved and available alternatives. If we are granted an Emergency Use Authorization for the BreathTest-1000 for the diagnosis of COVID-19, we would be able to commercialize the BreathTest-1000 for the diagnosis of COVID-19 prior to FDA clearance or authorization of a 510(k) or de novo submission, respectively. However, the FDA does not have review deadlines with respect to such submissions and, therefore, the timing of any approval of an EUA submission is uncertain. We cannot guarantee that the FDA will review our data in a timely manner, or that the FDA will accept the data when reviewed. The FDA may decide that our data are insufficient for an EUA and require additional pre-clinical, clinical or other studies and refuse to approve our application. In addition, the FDA may revoke an Emergency Use Authorization where it is determined that the underlying health emergency no longer exists or warrants such authorization, and we cannot predict how long, if ever, an Emergency Use Authorization would remain in place.  Further, the FDA’s policy with respect to EUAs related to COVID-19 is continuously evolving and may in the future limit the ability for medical products, including the BreathTest-1000, to be eligible for an EUA.  If we are unsuccessful in obtaining an EUA for the BreathTest-1000 in a timely manner or at all, or if any granted EUA is revoked after a short period of time, it could have a material adverse effect on our future business, financial condition, operating results and cash flows.

Modifications to our products may require new 510(k) clearances, de novo submissions, or pre‑market approvals, or may require us to cease marketing or recall the modified products until clearances are obtained.

Any modification to a 510(k)‑cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new 510(k) clearance or, possibly, a de novo or PMA. The FDA requires every manufacturer to make this determination in the first instance, and provides some guidance on decision making, but the FDA may review any manufacturer’s decision at any time. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications, de novo submissions or PMAs for modifications to our previously cleared or approved products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties.

If we or our third‑party suppliers fail to comply with the FDA’s good manufacturing practice regulations or fail to adequately, timely, or sufficiently respond to an FDA Form 483 or subsequent Warning Letter, this could impair our ability to market our products in a cost‑effective and timely manner and could result in FDA enforcement action.

We and our third‑party suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, and Current Good Manufacturing Practices (cGMP) which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our product. The FDA audits compliance with the QSR, cGMP and related regulations through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct these inspections or audits at any time. If, during the inspection, FDA identifies issues which, in FDA’s judgment, may constitute violations of the Federal Food, Drug, and Cosmetic Act or FDA’s regulations, the FDA inspector may issue an FDA Form 483 listing these observations.

Note that if an entity does not address observations found in an FDA Form 483 to FDA’s satisfaction, the FDA could take enforcement action, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our product;
•	operating restrictions or partial suspension or total shutdown of production;
•	refusing or delaying our requests for 510(k) clearance or pre‑market approval of new products or modified products;
•	withdrawing 510(k) clearances or pre‑market approvals that have already been granted;
•	refusal to grant export approval for our product; or
•	criminal prosecution.

Any of the foregoing actions could have a material adverse effect on our reputation, business, financial condition and operating results.

A recall of our product, or the discovery of serious safety issues with our product, could have a significant adverse impact on us.

The FDA has the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture or in the event that a product poses an unacceptable risk to health.

Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government‑mandated or voluntary recall by us or one of our distributors could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of our products would divert managerial and financial resources and have an adverse effect on our reputation, financial condition and operating results, which could impair our ability to produce our products in a cost‑effective and timely manner.

Further, under the FDA’s medical device reporting, or MDR regulations, we are required to report to the FDA any incident in which our products may have caused or contributed to a death or serious injury or in which our products malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our products in a cost‑effective and timely manner and have an adverse effect on our reputation, financial condition and operating results. Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new approvals or clearances for the device before we may market or distribute the corrected device. Seeking such approvals or clearances may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties, or civil or criminal fines. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.

Any adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or regulatory agency action, which could include inspection, mandatory recall or other enforcement action. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

We may be liable if the FDA or other U.S. enforcement agencies determine we have engaged in the off‑label promotion of our products or have disseminated false or misleading labeling or promotional materials.

Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including laws and regulations prohibiting marketing claims that promote the off‑label use of our products or that make false or misleading statements. Healthcare providers may use our products off‑label, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. FDA also could conclude that a performance claim is misleading if it determines that there are inadequate non‑clinical and/or clinical data supporting the claim. If the FDA determines that our promotional materials or training promote of an off‑label use or make false or misleading claims, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fines and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they determine that our promotional or training materials promote an unapproved use or make false or misleading claims, which could result in significant fines or penalties. Although our policy is to refrain from statements that could be considered off‑label promotion of our products or false or misleading, the FDA or another regulatory agency could disagree. Violations of the FDCA may also lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws, which may lead to costly penalties and may adversely impact our business. Recent court decisions have impacted FDA’s enforcement activity regarding off-label promotion in light of First Amendment Considerations; however, there are still significant risks in this area, in part due to the potential for False Claims Act exposure. In addition, the off‑label use of our products may increase the risk of product liability claims. Product liability claims are expensive to defend and could result in substantial damage awards against us and harm our reputation.

Legislative or regulatory healthcare reforms may make it more difficult and costly for us to obtain reimbursement for our products or regulatory clearance or approval of our future products, and to produce, market and distribute those products after clearance or approval is obtained.

Recent political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation and regulations designed to contain or reduce the cost of healthcare. Such legislation and regulations may result in decreased reimbursement for our product, which may further exacerbate industry‑wide pressure to reduce the prices charged for our product. This could harm our ability to market our products and generate sales. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our current products and future products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our products. Delays in receipt of or failure to receive regulatory clearances or approvals for any future products would negatively impact our long‑term business strategy.

In the U.S., there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that restrict or regulate post‑approval activities, which may affect our ability to profitably sell product candidates for which we obtain marketing approval. Such government‑adopted reform measures may adversely impact the pricing of healthcare products and services in the United States or internationally and the amount of reimbursement available from third‑party payors.

Our financial performance may be adversely affected by medical device tax provisions in healthcare reform laws.

The Patient Protection and Affordable Care Act (the “PPACA”) imposed, among other things, an excise tax of 2.3% on any entity that manufactures or imports medical devices offered for sale in the United States. Under these provisions, the Congressional Research Service predicted that the total cost to the medical device industry may be up to $20 billion over a decade. The Internal Revenue Service issued final regulations implementing the tax in December 2012, which required, among other things, bi-monthly payments and quarterly reporting. The Consolidated Appropriations Act, 2016 (Pub. L. 114-113), signed into law in December 2015, included a two-year moratorium on the medical device excise tax. A second two-year moratorium on the medical device excise tax was signed into law in January 2018 as part of the Extension of Continuing Appropriations Act, 2018 (Pub. L. 115-120), extending the moratorium through December 31, 2019. On December 20, 2019, President Trump signed into law a permanent repeal of the medical device tax under the PPACA, but there is no guarantee that Congress or the President will not reverse course in the future. If such an excise tax on sales of our products in the United States is enacted, it could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to this Offering and our Common Stock

You will experience immediate dilution in the net tangible book value per share of the common stock you purchase.

The public offering price of our common stock is substantially higher than our net tangible book value per share of common stock. Based on the public offering price of $2.30 per share, investors purchasing shares in this offering will, therefore, incur immediate dilution of $1.22 in net tangible book value per share. This dilution figure deducts the estimated fees and estimated offering expenses payable from the public offering price. See "Dilution" on page 22.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We intend to use the net proceeds from the sale of shares for continuing operating expenses and working capital. See "Use of Proceeds" on page 23. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results, and cash flow.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•	the effect of coronavirus on our business model and on the markets in general;
•	our ability to integrate operations, technology, products, and services;
•	our ability to execute our business plan;
•	operating results;
•	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;
•	announcements of technological innovations or new products by us or our competitors;
•	loss of any strategic relationship;
•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	whether an active trading market in our common stock is maintained and whether we maintain compliance with Nasdaq Listing Rules.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

DILUTION

If you purchase shares of our common stock in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on June 30, 2020 was approximately $0.6 million, or approximately $0.08 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of shares of our common stock in this offering at a public offering price of $2.30 per share of common stock, after deducting the placement agent’s fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been approximately $16.9 million, or approximately $1.08 per share of common stock. This represents an immediate increase in net tangible book value of approximately $1.00 per share to existing stockholders and an immediate dilution of approximately $1.22 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share	$2.30
Net tangible book value per share as of June 30, 2020	$0.08
Increase per share attributable to new investors in this offering	$1.00

As adjusted net tangible book value per share as of June 30, 2020 after giving effect to this offering	$1.08

Dilution per share to investors participating in this offering	$1.22

The foregoing discussion and table does not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 7,843,770 shares outstanding as of September 30, 2020 and excludes as of that date:

•	265,035 shares of our common stock issuable upon exercise of outstanding options at a weighted average exercise price of $5.33 per share;
•	85,913 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.14 per share;
•	280,898 shares of common stock issuable upon the conversion of our Series D Preferred Stock;
•	2,129,775 shares of our common stock to be reserved for potential future issuance pursuant to the Astrotech Corporation 2011 Stock Incentive Plan (the “Plan”); and
•

shares of common stock issuable upon the exercise of warrants to be issued to the placement agent as compensation in connection with the offering, as described in the section entitled “Plan of Distribution.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $16.3 million based on a public offering price of $2.30.

We intend to use the net proceeds of this offering for continuing operating expenses and working capital.

We may also use a portion of the net proceeds of this offering to invest in or acquire complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. We have no commitments with respect to any acquisition or investment and we are not currently involved in any negotiations with respect to any such transactions.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product development efforts, sales and marketing activities, technological advances, amount of cash generated or used in operations, and competition. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

BUSINESS

Business Overview

Astrotech Corporation (Nasdaq: ASTC) (“Astrotech,” the “Company,” “we,” “us,” or “our”), a Delaware corporation organized in 1984, is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value.

Our efforts are focused on commercializing its platform mass spectrometry technology through our wholly-owned subsidiaries:

•	Astrotech Technology, Inc. (“ATI”) owns and licenses the intellectual property related to the Astrotech Mass Spectrometer Technology™ (the “AMS Technology”).
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1st Detect Corporation (“1st Detect”) is a manufacturer of explosives and narcotics trace detectors developed for use at airports, secured facilities, and borders worldwide. 1st Detect holds an exclusive AMS Technology license from ATI for airport security applications.

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AgLAB, Inc. (“AgLAB”) is developing a series of mass spectrometers for use in the agriculture market for process control and the detection of trace amounts of solvents and pesticides. AgLAB holds an exclusive AMS Technology license from ATI for agriculture applications.

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BreathTech Corporation (“BreathTech”) is developing a breath analysis tool to screen for volatile organic compound (“VOC”) metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia. BreathTech holds an exclusive AMS Technology license from ATI for breath analysis applications.

Our Business Units

Astrotech Technology, Inc.

ATI owns and licenses the AMS Technology, the platform mass spectrometry technology originally developed by 1st Detect. The intellectual property includes 37 granted patents and five additional patents in process along with extensive trade secrets. With a number of diverse market opportunities for the core technology, ATI is structured to license the intellectual property for different fields of use. ATI currently licenses the AMS Technology to three wholly-owned subsidiaries of Astrotech, including to 1st Detect for use in the security and detection market, to AgLAB for use in the agriculture market, and to BreathTech for use in breath analysis.

1st Detect Corporation

1st Detect, a licensee of ATI for the security and detection market, has developed the TRACER 1000™, the world’s first mass spectrometer (“MS”) based explosives trace detector (“ETD”) certified by the European Civil Aviation Conference (“ECAC”), designed to replace the ETDs used at airports, cargo facilities, secured facilities, and borders worldwide. We believe that ETD customers are unsatisfied with the currently deployed ETD technology, which is driven by ion mobility spectrometry (“IMS”). We believe that IMS-based ETDs are fraught with false positives, as they often misidentify personal care products and other common household chemicals as explosives, causing unnecessary delays, frustration, and significant wasted security resources. In addition, there are hundreds of different types of explosives, but IMS-based ETDs have a very limited threat detection library reserved only for those several explosives of largest concern. Adding additional compounds to the detection library of an IMS-based ETD fundamentally reduces the instrument’s performance, further increasing the likelihood of false alarms. In contrast, adding additional compounds does not degrade the TRACER 1000’s detection capabilities, as it has a virtually unlimited and easily expandable threat library. With terrorist threats becoming more numerous, sophisticated, and lethal, security professionals have been looking for better instrumentation, and specifically for mass spectrometry, to address the evolving threats, but mass spectrometry has long been too expensive, too cumbersome, and not practical for security applications until the launch of the TRACER 1000.

In order to sell the TRACER 1000 to airport and cargo security customers in the European Union, ECAC certification is required. Certain other countries also accept ECAC certification. After receiving ECAC certification for the TRACER 1000 on February 21, 2019, we are now marketing to airports and cargo facilities outside of the U.S. that accept ECAC certification.

On June 26, 2019, we announced the official launch of the TRACER 1000, and on November 22, 2019, we announced our first commercial sale of TRACER 1000 units to a global shipping and logistics company.

In the United States, we are working with both TSA and TSA Air Cargo towards certification. On March 27, 2018, we announced that the TRACER 1000 was accepted into TSA’s Air Cargo Screening Technology Qualification Test (“ACSQT”) and, on April 4, 2018, we announced that the TRACER 1000 was beginning testing with TSA for passenger screening at airports. On November 14, 2019, we announced that the TRACER 1000 had been selected by the TSA’s Innovation Task Force (“ITF”) to conduct live screening at Miami International Airport. With similar protocols as ECAC testing, we have received valuable feedback from all programs. Following ECAC certification and the Company's early traction within the cargo market, testing for both passenger checkpoint and cargo security continued with the TSA, but emphasis was placed on obtaining cargo security approval. With the COVID-19 pandemic, all testing within the TSA was put on hold. However, cargo non-detection testing resumed this summer and on September 9, 2020, we announced that the TRACER 1000 passed TSA’s Air Cargo Screening Technology Qualification Test’s (“ACSQT”) non-detection testing. Detection testing, which is the next and final step in the TSA approval process, is expected to commence shortly. Once the TRACER 1000 passes detection testing, it will be listed on the Air Cargo Screening Technology List (“ACSTL”) as an approved cargo screening device and thereby approved for sales in the United States. Given the deterioration in air traffic caused by the pandemic, TSA certification testing for passenger checkpoint security has been put on indefinite hold.

AgLAB Inc.

AgLAB is a licensee of ATI and has developed the AgLAB-1000™ series of mass spectrometers for use in the agriculture industry for both process control and in the detection of trace levels of solvents and pesticides. The AgLAB product line is a derivative of the Company’s core AMS Technology. The AMS Technology provides a significant competitive advantage due to its small size, rugged design, quick analysis, ease of use, and affordability. These attributes are valuable for agriculture applications in both processing facilities and in the field.

BreathTech Corporation

BreathTech is developing the BreathTest-1000, a breath analysis tool to screen for VOC metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia.

Development of the BreathTest-1000 follows our positive results in pre-clinical trials for the BreathDetect-1000™, a rapid self-serve breathalyzer that detects bacterial infections in the respiratory tract, including pneumonia.  The pre-clinical trials were conducted in collaboration with UT Health San Antonio in 2017.

Trends and Uncertainties - COVID-19

In March 2020, the World Health Organization declared COVID-19 a global pandemic.

We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict, as the responses that we, other businesses, and governments are taking continue to evolve. The COVID-19 pandemic has significantly reduced airline passenger traffic, which reduces demand for certain of our security screening products and services. To slow and limit the transmission of COVID-19, governments across the world have imposed significant air travel restrictions and businesses and individuals have canceled air travel plans. These restrictions and cancelations have reduced demand for security screening products and related services at airport checkpoints globally as the number of airline passengers requiring screening has fallen. The pandemic has also hampered our ability to meet with our customers and prospective customers. Furthermore, capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a prolonged global economic recession. Policymakers around the globe have responded with fiscal policy actions to support the economy as a whole. The magnitude and overall effectiveness of these actions remain uncertain.

To date, we have seen delays with respect to the TSA certification process and parts of our supply chain as a result of COVID-19. In addition, operational fees throughout Europe largely come from airline ticket fees, and with a reduction in air travel caused by the pandemic, we are seeing a reduction in near-term demand for ETDs at checkpoints.

It is possible that the continued spread of COVID-19 could cause further disruption in  our supply chain; cause delay, or limit the ability of customers to perform, including in making timely payments to us; cause further delay in regulatory certification testing of our instruments; impact investment performance; and cause other unpredictable events. The extent to which the COVID-19 pandemic may in the future materially impact on our financial condition, liquidity, or results of operations is uncertain.

Business Strategy

1st Detect

There are more than 30,000 IMS instruments deployed in the field today, with many nearing their end of life. As the current generation of IMS technology is replaced, we are working to position ourselves as the next-generation solution for the ETD market with the introduction of the world’s first ETD driven by a mass spectrometer. With mass spectrometry being the gold standard of chemical detection, an MS-ETD significantly improves detection capabilities, dramatically reduces the number of false positives and the associated costs, and allows for a much more expansive library of compounds of interest, yielding an instrument that we believe is far superior to the currently deployed IMS instruments, at a similar price point and a lower operating cost.

AgLAB Inc.

Initial interest for the AgLAB-1000 series has come from the hemp and cannabis industry. Many derivative hemp and cannabis products are being manufactured using cannabinoids present in the plant, primarily tetrahydrocannabinol (“THC”) for cannabis and cannabidiol (“CBD”) for hemp. Extraction equipment is used to remove the cannabinoids from the raw plant matter to create an oil that is used in many manufactured products. AgLAB has launched the first of several planned products, the AgLAB-1000-D2™, that has been designed to assist in the oil extraction and distillation process by maximizing the final product quality and yield.

Current efforts are focused on the U.S. market, but international markets present attractive future growth opportunities as the number of countries with legal recreational or medicinal use continues to expand.

BreathTech Corporation

The BreathTest-1000 product that is currently under development is being designed to provide an inexpensive, non-invasive, and self-serve screening device for COVID-19 and associated lung diseases that can offer results on-site in a very short period of time, which we believe could be as little as approximately 60 seconds. We believe there is a strong market need for a quick, frequent or daily, lung disease test for use in high density and critical locations. Currently available tests either take too long or are invasive and painful. The market need for a quick and painless test is considered significant in the following target markets:

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•	Hospitals
•	Nursing homes
•	Companies
•	Airlines
•	Hotels
•	Cruise lines
•	Military
•	Sporting events
•	Performing arts venues
•	Convention and conference centers
•	Schools

Products and Services

1st Detect

We believe 1st Detect’s TRACER 1000 significantly outperforms currently deployed competitive trace detection solutions. The TRACER 1000 was launched in the summer of 2019 and it has consistently outperformed IMS-ETDs in a number of side-by-side comparisons during field trials, specifically related to false alarm rate, probability of detection, and unit up-time. Initial interest has come from the cargo security industry, as we announced our first commercial sales to a global shipping and logistics company in November 2019. Further, once the TRACER 1000 passes TSA’s detection testing, it will be listed by the TSA as an approved cargo screening device and available for sale in the United States.

AgLAB Inc.

Leveraging the platform AMS Technology, AgLAB is currently designing its product line to serve applications in the hemp and cannabis markets. AgLAB has launched the AgLAB-1000-D2 that is designed to increase consistency, potency, and productivity during the extraction and distillation processes.

BreathTech Corporation

The BreathTest-1000 is being developed to provide an inexpensive, non-invasive, and self-serve screening device for COVID-19 and associated lung diseases. Leveraging work that was previously completed using breath samples to analyze lung diseases, we have determined that the AMS Technology platform can be used to detect VOC metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia, using a disposable collection tube and reporting results in what we believe could be as little as approximately 60 seconds.

Customers, Sales, and Marketing

1st Detect

Marketing efforts at 1st Detect are currently focused on foreign airports and commercial companies in aviation and cargo security. The Company is uses both direct sales and channel sales through distributors. During fiscal year 2020, we conducted business in seven countries. While we have had some degree of success with direct sales, much of the pipeline has seen delays due to reduced near-term demand from airports caused by the COVID-19 pandemic.

AgLAB Inc.

We have launched the AgLAB-1000-D2 for the hemp oil processing market and plans to develop other future products for the hemp and cannabis market. We use only direct sales at this time. We are in discussions with various channel partners, largely companies with existing distribution channels in the hemp and cannabis market, that will help sell our products to target customers.

BreathTech Corporation

Marketing efforts are currently focused on organizations that are significantly impacted by COVID-19. The goal is to have a qualified list of prospective customers in greatest need of the Company’s solution as we get closer to completing the development of and application for regulatory approval for the BreathTest-1000.

Competition

1st Detect

Competition for the TRACER 1000 comes primarily from IMS-based ETDs. There are several vendors that compete directly with 1st Detect; however, we believe the TRACER 1000 has a number of attributes that are superior to competing products.

IMS-ETD	1st Detect’s TRACER 1000

•High false alarms

•Lower probability of detection

•Numerous unscheduled bake-outs and calibrations

•Limited library of compounds of interest

•Addition of new compounds may require hardware changes

•Causes delays at security/inspection checkpoints

•Low price chemical detector

•Near-zero false alarm rate

•Higher probability of detection

•Near 100% up-time

•Unlimited library of compounds of interest

•Instantaneous library updates

•Improves throughput at checkpoints

•Competitive price to IMS

These claims have been confirmed in numerous discussions with industry experts and verified in our many field trials.

AgLAB Inc.

We believe the AgLAB-1000-D2 is the only solution on the market that can provide crucially needed data collected during the extraction and distillation process to optimize the equipment settings to maximize potency and weight yields. To the best of our knowledge, all other competition is too slow and requires a full laboratory analysis, which takes several days. We believe that any customers using the AgLAB-1000-D2 will be able to generate higher quality products with an increased yield, improving their revenue and thus justifying their investment in the instrument.

BreathTech Corporation

The BreathTest-1000 product that is currently under development is being designed to screen for VOC metabolites found in a person’s breath that could indicate they may have an infection, including COVID-19 or pneumonia. Given that breath samples are quick, inexpensive, and painless, we anticipate that the BreathTest-1000 will be in demand by hospitals, nursing homes, companies, airlines, hotels, cruise lines, military, sporting events, performing arts venues, convention and conference centers, schools, and likely anywhere that has high concentrations of people. This product is not expected to compete with the currently available molecular tests like RT-PCR, but is intended to only be a screening device that, upon a positive test, will suggest a visit to a doctor for a more thorough evaluation. While we know that other researchers are working on a breath screening solution for COVID-19, to the best of our knowledge, they are not commercially available.

Research and Development

1st Detect

We invest considerable resources into our internal research and development functions. Much of our research and development (“R&D”) investment is devoted to the cross-platform AMS Technology as the R&D team continually works to develop new derivative products, improve system functionality, optimize design, reduce cost, and streamline and simplify the software and user experience. Each market, however, typically requires unique sample introduction technology, library development, and customized adjustments to the user interface. While 1st Detect’s TRACER 1000 is fully commercialized, we do continue to invest in cross-platform improvements.

AgLAB Inc.

The AgLAB-1000 series uses the core AMS Technology and is continuing its development of its cannabinoid, terpene, solvent, and pesticide libraries. In addition, AgLAB plans to expand its product line to include other valuable products specific to the hemp and cannabis industry.

BreathTech Corporation

The BreathTest-1000 employs the core AMS Technology. BreathTech R&D activities are being devoted to sample introduction and library development, which is needed to identify the specific compounds present in the breath that are indicative of the presence of lung infections.

We have been in correspondence with the U.S. Food and Drug Administration (“FDA”) regarding how the FDA will classify the BreathTest-1000 and the classification has not yet been determined. The classification will inform the required FDA premarket submission and review process that will follow. If premarket notification (510(k) submission) is required, we intend to submit a pre-submission request to the FDA. The pre-submission is a formal mechanism for requesting feedback from FDA prior to submitting a medical device application. The timeframe for receiving feedback from a pre-submission request is approximately 70 calendar days, but may be shorter or longer.

Simultaneously, we are exploring how to accelerate our time to market for the BreathTest-1000 by utilizing the Emergency Use Authorization (“EUA”) that was initially announced on March 24, 2020 related to COVID-19. EUAs allow the FDA to authorize the use of unapproved and uncleared In-Vitro Diagnostic (“IVD”) tests that have not gone through the FDA’s review process in anticipation of a potential emergency or during an actual emergency involving a chemical, biological, radiological, or nuclear agent, or an emerging infectious disease. Several other COVID-19 diagnostic tests have been authorized through the EUA process, and such authorization remains in effect until the Secretary of the Department of Health and Human Services (“HHS”) declares the public health emergency is terminated or the conditions of the EUA are not fulfilled. We have not submitted a request for an EUA but are hopeful that we will be able to obtain authorization under the EUA to get the BreathTest-1000 to market as quickly as possible. The timeframe for authorization of an EUA is highly variable and depends on, among other things, the complexity of the product, completeness of the submission, and technical requirements of the FDA. Authorization, if granted, may take as little as one month or as long as a few months.

Certain Regulatory Matters

We are subject to United States federal, state, and local laws and regulations designed to protect the environment and to regulate the discharge of materials into the environment. We are also beholden to certain regulations designed to protect our domestic technology from unintended foreign exploitation and regulate certain business practices. We believe that our policies, practices, and procedures are properly designed to prevent unreasonable risk of environmental damage and consequential financial liability. Our operations are also subject to various regulations under federal laws regarding the international transfer of technology, as well as to various federal and state laws related to business operations. In addition, we are subject to federal contracting procedures, audit, and oversight. Compliance with environmental laws and regulations and technology export requirements has not had and, we believe, will not have in the future, material effects on our capital expenditures, earnings, or competitive position.

Federal regulations that impact our operations include the following:

Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act establishes rules for U.S. companies doing business internationally. Compliance with these rules is achieved through established and enforced corporate policies, documented internal procedures, and financial controls.

Iran Nonproliferation Act of 2000. This act authorizes the President of the United States to take punitive action against individuals or organizations known to be providing material aid to weapons of mass destruction programs in Iran.

Federal Acquisition Regulations. Goods and services provided by us to U.S. Government agencies are subject to Federal Acquisition Regulations (“FAR”). These regulations provide rules and procedures for invoicing, documenting, and conducting business under contract with such entities. The FAR also subjects us to audit by federal auditors to confirm such compliance.

Truth in Negotiations Act. The Truth in Negotiations Act was enacted for the purpose of providing full and fair disclosure by contractors in the conduct of negotiations with the U.S. Government. The most significant provision included in the Truth in Negotiations Act is the requirement that contractors submit certified cost and pricing data for negotiated procurements above a defined threshold.

Export Administration Act. This act provides authority to regulate exports, to improve the efficiency of export regulation, and to minimize interference with the ability to engage in commerce.

Export Administration Regulations. The Export Administration Regulations (“EAR”) govern whether a person or company may export goods from the U.S., re-export goods from a foreign country, or transfer goods from one person or company to another in a foreign country.

Medical Device Regulation

FDA Premarket Clearance and Approval Requirements.  Unless an exemption applies, each medical device commercially distributed in the U.S. requires either FDA clearance of a 510(k) premarket notification submission, granting of a de novo request, or premarket application (“PMA”) approval. Under the Federal Food Drug and Cosmetic Act, or FDCA, administered by the FDA, medical devices are classified into one of three classes, Class I, Class II, or Class III, depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s general controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices may require premarket notification to the FDA.

Class II devices are moderate risk devices and are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) or de novo process.

Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. For a device that is Class III by default (because it is a novel device that was not previously classified and has no predicate), the device manufacturer may request that FDA reclassify the device into Class II or Class I via a de novo request.

510(k) Marketing Clearance. To obtain 510(k) clearance, a premarket notification submission must be submitted to the FDA demonstrating that the proposed device is “substantially equivalent” to a predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I (e.g., via the de novo classification process), or a device that was previously cleared through the 510(k) process. The FDA’s 510(k) review process usually takes from three to six months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. If the FDA agrees that the device is substantially equivalent to a predicate device, it will grant 510(k) clearance to market the device.

After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) marketing clearance or, depending on the modification, a de novo request or PMA approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo or a PMA in the first instance, but the FDA can review that decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until FDA has cleared or approved a 510(k), de novo or PMA for the change. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

De Novo Process. If a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act, or FDASIA, in

July 2012, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) pre-market notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting (under Section 513(f)(2) of the FDCA) manufacturers to request de novo classification directly without first submitting a 510(k) pre-market notification to the FDA and receiving a not substantially equivalent determination. FDASIA sets a review time for FDA of 120 days following receipt of the de novo application, but FDA does not always meet this timeline and has publicly only committed to a review of 150 days for 50% of applications. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. If the FDA agrees with the down-classification, the de novo applicant will then receive authorization to market the device, and a classification regulation will be established for the device type. The device can then be used as a predicate device for future 510(k) submissions by the manufacturer or a competitor. In December 2018 FDA issued proposed regulations to govern the de novo classification process, which if finalized would further impact this path to market.

As an alternative to the de novo process, a company could also file a reclassification petition, or FDA could initiate such a process, seeking to change the automatic Class III designation of a novel postamendment device under Section 513(f)(3) of the FDCA.

Premarket Approval Process. Class III devices require submission through the Premarket Approval (PMA) process before they can be marketed.  The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain, among other things, a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA submission, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Emergency Use Authorization. The Commissioner of the FDA, under delegated authority from the Secretary of DHHS may, under certain circumstances, issue an Emergency Use Authorization (“EUA”), that would permit the use of an unapproved medical device or unapproved use of an approved medical device. Before an EUA may be issued, the Secretary must declare an emergency based on one of the following grounds:

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a determination by the Secretary of the Department of Homeland Security that there is a domestic emergency, or a significant potential for a domestic emergency, involving a heightened risk of attack with a specified biological, chemical, radiological or nuclear agent or agents;

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a determination by the Secretary of DoD that there is a military emergency, or a significant potential for a military emergency, involving a heightened risk to U.S. military forces of attack with a specified biological, chemical, radiological, or nuclear agent or agents; or

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a determination by the Secretary of DHHS of a public health emergency that effects or has the significant potential to affect, national security, and that involves a specified biological, chemical, radiological, or nuclear agent or agents, or a specified disease or condition that may be attributable to such agent or agents.

In order to be the subject of an EUA, the FDA Commissioner must conclude that, based on the totality of scientific evidence available, it is reasonable to believe that the product may be effective in diagnosing, treating, or preventing a disease attributable to the agents described above, that the product’s potential benefits outweigh its potential risks and that there is no adequate, approved alternative to the product.

Clinical Trials. Clinical trials are almost always required to support de novo or a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s Investigational Device Exemption ("IDE") regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA notifies the manufacturer that the investigation may not begin or is subject to a clinical hold. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

In addition, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board ("IRB") for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the trial. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. An IDE supplement must be submitted to, and approved by the FDA before a sponsor or investigator may make a change to the investigational plan.

During a clinical trial, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping, and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA, or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation. After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;
•	state licensure requirements for the manufacturing and distribution of medical devices;
•

QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;

•

labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced, provide adequate directions for use, and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

•

clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

•

medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

•

correction, removal, and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•

complying with the new federal law and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations;
•

post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device;

•	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;
•

the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation; and

•

the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute.

We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes, or those of any contract manufacturer that we engage, are required to comply with the applicable portions of the QSR, which cover the methods and the facilities, controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees, and civil penalties;
•	recalls, withdrawals, or administrative detention or seizure of our products;

•

operating restrictions or partial suspension or total shutdown of production (due to violations of the QSR or other applicable regulations) refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;
•	refusal to grant export or import approvals for our products; or
•	criminal prosecution.

Regulation of Medical Devices in the EEA. Medical devices placed on the market in the European Economic Area, or EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC concerning medical devices ("the Medical Devices Directive"). The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product, and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a Notified Body. Notified bodies are often separate entities and are authorized or licensed to perform such assessments by government authorities. The notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.

In order to demonstrate safety and efficacy for their medical devices, manufacturers must conduct clinical investigations in accordance with the requirements of Annex X to the Medical Devices Directive ("MDD"), Annex 7 of the Active Implantable Medical Devices Directive ("AIMDD"), and applicable European and International Organization for Standardization standards, as implemented or adopted in the EEA member states. Clinical trials for medical devices usually require the approval of an ethics review board and approval by or notification to the national regulatory authorities. Both regulators and ethics committees also require the submission of serious adverse event reports during a study and may request a copy of the final study report.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the E.U. Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member State laws implementing them, in all EEA member States and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable, and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The Medical Device Regulation will become applicable in May 2021. The new regulations:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;
•	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance, and safety of devices placed on the market;
•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•	set up a central database to provide patients, healthcare professionals, and the public with comprehensive information on products available in the E.U.;
•	strengthened rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

In the European Union, member states are responsible for enforcing the EU’s medical device rules and for ensuring that only compliant medical devices are placed on the market or put into service in their jurisdictions. They have powers to suspend the marketing and use, or demand the recall, of unsafe or non-compliant devices. They also have the power to bring enforcement action against companies or individuals for breaches of the device rules. Non-compliance may also result in Notified Bodies revoking any certificate of conformity that they have issued for a device or the manufacturer’s quality system.

We are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of:

•	design, development, and manufacturing;
•	product standards;
•	product safety;
•	product safety reporting;
•	marketing, sales, and distribution;
•	packaging and storage requirements;
•	labeling requirements;
•	content and language of instructions for use;
•	clinical trials;
•	record keeping procedures;
•	advertising and promotion;
•	recalls and field corrective actions;
•	post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
•	import and export restrictions;
•	tariff regulations, duties, and tax requirements;
•	registration for reimbursement; and
•	necessity of testing performed in country by distributors for licensees.

The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.

Federal, State, and Foreign Fraud and Abuse and Physician Payment Transparency Laws. In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws may restrict our business practices if our products will be reimbursable under federal healthcare programs. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs.

Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Liability under the federal Anti-Kickback Statute may also arise because of the intentions or actions of the parties with whom we do business.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the federal civil False Claims Act.

In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for federal civil False Claim Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from the federally funded healthcare program The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $11,181 to $22,363 for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid, and other federal healthcare programs.

The Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to E.U. directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Data Privacy and Security Laws. In the future, we may also be subject to various federal, state, and foreign laws that protect personal information including certain patient health information, such as the E.U. General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act (“CCPA”), and restrict the use and disclosure of patient health information, such as HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), in the U.S.

HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of Protected Health Information (“PHI”). HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.

The HIPAA privacy regulations cover the use and disclosure of PHI by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit PHI on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her PHI maintained by a covered entity, including the right to access or amend certain records containing PHI, or to request restrictions on the use or disclosure of PHI. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of PHI that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose PHI is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing PHI or insofar as such state laws apply to personal information that is broader in scope than PHI as defined under HIPAA.

HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to HHS which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $58,490 per violation, not to exceed $1.75 million per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment.

HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

In addition, California enacted the CCPA, effective January 1, 2020, which, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context.

In the EEA, we may become subject to laws which restrict our collection, control, processing, and other use of personal data (i.e. data relating to an identifiable living individual) including the GDPR (and any national laws implementing the GDPR). As part of our operations, we process personal data belonging to data subjects in the EEA, including employees, contractors, suppliers, distributors, service providers, customers, patients, or clinical trial participants. For patients or clinical trial participants, we process special categories of personal data like health and medical information. We need to ensure compliance with the GDPR (and any applicable national laws implementing the GDPR) in each applicable EEA jurisdiction.

Healthcare Reform. The U.S. and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the U.S. and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Regulatory Compliance and Risk Management

We maintain compliance with regulatory requirements and manage our risks through a program of compliance, awareness, and insurance, which includes maintaining certain insurances and a continued emphasis on safety to mitigate any risks.

Employees

As of September 25, 2020, we employed 20 employees, none of which were covered by any collective bargaining agreements.

Properties

Astrotech leased office space consisting of 5,219 square feet in Austin, Texas that housed executive management, finance and accounting, sales, and marketing and communications. The lease began in November 2016 and originally expired in December 2023. On August 11 2020, the Company terminated this lease.

In May 2013, 1st Detect completed build-out of a new 16,540 square foot leased research and development and production facility in Webster, Texas. This new facility is equipped with state-of-the-art laboratories, a clean room, a production shop, and offices for staff.  The term of the lease was 62 months and included options to extend for two additional five-year periods. In February 2015, 1st Detect exercised its right of first refusal on the adjoining space of 9,138 square feet. The original lease began in May 2013 and was to expire in June 2018; these dates were amended in October 2014 with the amended lease beginning February 1, 2015, and expiring April 30, 2020, with provisions to renew and extend the lease for the entire premises, but not less than the entire premises, for two renewal terms of five years each. On June 1, 2018, we entered into our third amendment of the original lease removing 8,118 square feet from its leased space, leaving leased premises with a total square footage of 17,560.

We believe that our current facilities and equipment are well maintained, in good condition, and are adequate for our present and foreseeable needs.

Legal Proceedings

We are subject to legal proceedings and business disputes involving ordinary routine legal matters and claims incidental to our business. The ultimate legal and financial liability with respect to such matters generally cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements or awards against us. Estimates for losses from litigation are made after consultation with outside counsel. If estimates of potential losses increase or the related facts and circumstances change in the future, we may be required to record either more or less litigation expense. As of June 30, 2020, we are not involved in any pending or threatened legal proceedings that we believe could reasonably be expected to have a material adverse effect on our financial condition, results of operations, or cash flows.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

During fiscal year 2020, we entered into two private placement transactions in the form of secured promissory notes totaling $2.5 million with Mr. Thomas B. Pickens, III, our Chief Executive Officer and Chairman of the Board of Directors. The promissory notes originally matured on September 5, 2020; however, on August 24, 2020, we and Mr. Pickens agreed to extend the maturity date of the promissory notes to September 5, 2021. Interest on the promissory notes accrues at 11% per annum.

Except as set forth above, there were no other transactions or series of similar transactions to which we were a party, and there is currently no proposed transactions or series of similar transactions to which we will be a party, in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Director Independence

The Board of Directors has determined each of the following directors and director nominees to be an “independent director” as such term is defined by Rule 5605(a)(2) of The Nasdaq Listing Rules:

Mark Adams

Daniel T. Russler, Jr.

Ronald W. Cantwell

Tom Wilkinson

The Board of Directors has also determined that each member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee during the past fiscal year and the proposed nominees for the upcoming fiscal year meets the independence requirements applicable to those Committees prescribed by The Nasdaq Listing Rules and SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of September 30, 2020 certain information regarding the beneficial ownership of outstanding Common Stock held by (i) each person known by us to be a beneficial owner of more than 5% of any outstanding class of Astrotech’s capital stock, (ii) each of the our directors and director nominees, (iii) Astrotech’s Chief Executive Officer and two most highly compensated executive officers at the end of our last completed fiscal year, and (iv) all directors and executive officers of Astrotech as a group. Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by each party.

	Shares of Common Stock (#)	Unvested Restricted Stock Grants (#)	Shares Subject to Options Exercisable Within 60 Days of September 30, 2020	Preferred Shares with an Option to Convert on a 1:1 Basis	Total Number of Shares Beneficially Owned	Percentage of Class (1)
Certain Beneficial Owners
Huckleberry Investments LLP (2)	488,050	—	—	—	488,050	6.2%
Winn Interests, Ltd. (4)	654,284	—	—	—	654,284	8.3%
Non-Employee Directors: (3)
Mark Adams	109,670	3,333	17,000	—	130,003	1.7%
Daniel T. Russler	17,467	3,333	17,000	—	37,800	*
Ronald W. Cantwell	13,332	6,667	8,000	—	27,999	*
Tom Wilkinson	10,952	10,000	—	—	20,952	*
Named Executive Officers: (3)
Thomas B. Pickens III	1,575,018	23,333	82,500	280,898	1,961,749	23.9%
Eric Stober	96,628	6,667	24,800	—	128,095	1.6%
Rajesh Mellacheruvu	49,866	23,333	67,671	—	140,870	1.8%
All Directors and Executive Officers as a Group (7 persons)	1,872,933	76,666	216,971	280,898	2,447,468	29.3%

*Indicates beneficial ownership of less than 1% of the outstanding shares of common stock.

1.

Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of September 30, 2020, we had 7,843,770 shares of common stock outstanding.

2.

Information based on Form 13G/A filed with the SEC by Huckleberry Investments LLP on February 10, 2020. Huckleberry Investments LLP, is a fund manager based in the United Kingdom with its principal business conducted at 28 Devereux Lane, London, SW13 8DA, UK.

3.	The applicable address for all non-employee directors and named executive officers is c/o Astrotech Corporation, 2028 E. Ben White Blvd., Suite 240-9530, Austin, Texas 78741.

Information based on shares owned as of our fiscal year 2019 proxy record date of May 8, 2020 and includes an additional 280,898 shares due to the conversion of Series C preferred shares on May 12, 2020.

DESCRIPTION OF OUR COMMON AND PREFERRED STOCK

As of the date of this prospectus, our authorized capital stock consisted of 50,000,000 shares of common stock, $0.001 par value per share, and 2,500,000 shares of preferred stock, $0.001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of September 30, 2020, there were 7,843,770 shares of our common stock outstanding and 280,898 shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for the operation and expansion of our Company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

We have available to be issued Series A Junior, Series B, Series C convertible, and Series D convertible preferred stock. Both Series C and Series D Preferred Shares are convertible to common stock on a one-to-one basis. The Preferred C and Preferred D are not callable by us. The holders of the preferred stock are entitled to receive, and we shall pay, dividends on shares equal to and in the same form as dividends actually paid on shares of the common stock when, and if, such dividends are paid on shares of common stock. No other dividends are paid on the preferred shares.  Preferred shares have no voting rights. Upon liquidation, dissolution, or winding-up of Astrotech, whether voluntary or involuntary, the preferred shares have preference over common stock.

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery for the State of Delaware is the sole and exclusive forum for claims brought by a stockholder, including claims in the right of the corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law (the “DGCL”) confers jurisdiction upon the Court of Chancery of the State of Delaware. The provision indicates that if the Court of Chancery does not have jurisdiction, then the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware, shall be the exclusive forum for such action.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors and officers. Alternatively, if a court were to find our choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent the Placement Agent Warrants to purchase up to 6% of the aggregate number of shares of our common stock included to be sold in this offering. The Placement Agent Warrants will have a term of five years and an exercise price equal to 125% of the purchase price per share of common stock in this offering.

Securities Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “ASTC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated as of July 23, 2020, as amended, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best efforts basis. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We will enter into a securities purchase agreement directly with certain institutional investors, at such investor’s option, which purchase our securities in this offering. Investors that do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

We expect to deliver the securities being offered pursuant to this prospectus on or about October 23, 2020.

Fees and Expenses

The following table shows the per share and total placement agent fees we will pay in connection with the sale of the securities in this offering.

Per Share
Placement Agent Fees	$0.161
Total	$1,260,000

We have agreed to pay the placement agent a cash fee equal to 7.0% of the gross proceeds raised in this offering and a management fee of 0.6% of the gross proceeds raised in this offering. In addition, we have agreed to pay the placement agent for its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000 and its clearing expenses in the amount of $12,900. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $194,700.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants to purchase up to 469,565 shares of common stock (which represents 6.0% of the aggregate number of shares of common stock issued in this offering) with an exercise price of $2.875 per share (representing 125% of the public offering price per share) and exercisable for five years from the date of the commencement of sales in this offering. The placement agent warrants are registered on the registration statement of which this prospectus is a part. The form of the placement agent warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

Tail

We have also agreed to pay the placement agent a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following expiration or termination of our engagement of the placement agent.

Lock-up Agreements

Our officers and directors have agreed with the representative to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. We have also agreed to similar lock-up restrictions on the issuance and sale of our securities for 30 days following the closing of this offering, subject to certain customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering, subject to an exception. The placement agent may waive this prohibition in its sole discretion and without notice.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Public Offering Price and Warrant Exercise Price

The actual public offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Other Relationships

From time to time, the placement agent or its affiliates have in the past or may in the future provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. The placement agent acted as our exclusive placement agent in connection with our two registered direct offerings we consummated in March 2020, for which it received compensation. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “ASTC.”

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the shares of our common stock offered hereby. Certain legal matters in connection with this offer will be passed upon for the placement agent by Thompson Hine LLP, New York, New York.

EXPERTS

Armanino LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2020, as set forth in their report, which includes an explanatory paragraph as to our ability to continue as a going concern, dated September 8, 2020, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Armanino LLP’s report, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, www.astrotechcorp.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	Current Reports on Form 8-K, filed with the SEC on July 2, 2020, August 26, 2020, September 8, 2020, September 10, 2020, September 14, 2020, and October 20, 2020;
•	Annual Report on Form 10-K for the year ended June 30, 2020;
•

the description of our common stock and our Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A12B/A filed with the Commission on August 6, 2018, and any amendments or reports filed updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Astrotech Corporation

2028 E. Ben White Blvd. #240-9530

Austin, Texas 78741

Phone: (512) 485-9530

You also may access these filings on our website at http://www.astrotechcorp.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

ASTROTECH CORPORATION

PROSPECTUS

 $18,000,000

consisting of 7,826,086 Shares of Common Stock

And Placement Agent Warrants to Purchase up to 469,565 Shares of Common Stock

H.C. WAINWRIGHT & CO.

October 21, 2020